June 15, 2005

Mail Stop 03-05

Via US Mail and Facsimile

Mr. Jon S. Bennett
Vice President and Chief Financial Officer
301 Fremont Street
Las Vegas, Nevada 89101

Re:	Majestic Star Casino, LLC
	Form 10-K for the year ended December 31, 2004
	Form 10-Q for the quarter ended March 31, 2005
	Commission file #: 333-06489

Dear Mr. Bennett:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Linda Cvrkel
      Branch Chief